Exhibit 10.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

VANITY EVENTS HOLDING, INC.

VAEV MERGER SUB, INC.

AND

PROPALMS LTD

Dated as of December 31, 2013

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of December 13, 2013, by and among VANITY EVENTS HOLDING, INC., a Delaware corporation (“Acquiror”), VAEV MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), and PROPALMS LTD, a United Kingdom corporation (the “Company”).

R E C I T A L S :

WHEREAS, Acquiror, Merger Sub and the Company intend to effect a merger of the Merger Sub with and into the Company (the “Merger”) pursuant to this Agreement and in accordance with the Delaware General Corporation Law (“Delaware Law”) and the applicable laws of the United Kingdom (“UK Law”); and

WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long term business strategy of the Company and is fair to, and in the best interest of, the Company and its stockholders and has approved and adopted this Agreement and the transactions contemplated thereby, and recommended approval and adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the Board of Directors of Acquiror has determined that the Merger is consistent with and in furtherance of the long term business strategy of Acquiror and Merger Sub and is fair to, and in the best interest of, the Company, Merger Sub, and their respective stockholders and has approved and adopted this Agreement and the transactions contemplated thereby; and

WHEREAS, it is intended that for federal income tax purposes the Merger qualify as a tax free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that for accounting purposes the Merger will be treated as a purchase.

NOW, THEREFORE, in consideration of the foregoing and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein, the parties hereby agree as follows:

ARTICLE  I

MERGER

1.1.           The Merger.  In accordance with the provisions of, and subject to the terms and conditions of, this Agreement, Delaware Law, and UK Law, at the Effective Time (defined below), the Merger Sub shall be merged with and into the Company (the “Merger”), and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall retain the present name of the Company.  Merger Sub and the Company are sometimes herein referred to as the “Constituent Corporations”.

1.2.           The Effective Time of the Merger.  Subject to the provisions of this Agreement and all applicable laws, a certificate of merger with respect to the Merger shall be executed, delivered and filed with the Secretary of State of the State of Delaware and the applicable jurisdictional authority in the United Kingdom by each of the Constituent Corporations on the Closing Date (as hereinafter defined). The Merger shall become effective on the date and time of the later to occur of such filings (the “Effective Time”).

1.3.           Effect of Merger.  At the Effective Time, the separate existence of the Merger Sub shall cease and the Merger Sub shall be merged with and into the Company, and the Surviving Corporation shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations and shall have such other effects as provided by UK Law.

1.4.           Structure of Surviving Corporation.  From and after the Effective Time: (a) the Articles of Incorporation (the “Articles”) of the Company shall be the Articles of the Surviving Corporation; (b) the by-laws of the Company shall be the by-laws of the Surviving Corporation, unless and until altered, amended or repealed as provided in the Articles or such by-laws; and (c) the directors and officers of Company shall be the directors of the Surviving Corporation, unless and until removed, or until their respective terms of office shall have expired, in accordance with the Articles and the by-laws of the Surviving Corporation, as applicable.

1.5.           Structure of Acquiror.

(a) Articles of Incorporation and By-Laws of Acquiror.  Simultaneously with the Closing, Acquiror shall amend its Articles of Incorporation and By-Laws, as applicable, to accomplish the following: (a) to change the name of Acquiror to “THINSPACE TECHNOLOGY INC.”; (b) to change the number of directors of the Board of Directors to three (3), which number may only be expanded or reduced by both (i) a majority vote of the holders of common shares of Acquiror and (ii) a majority of the holders of the “Class C” preferred shares; (c) to appoint Robert Zysblat and Owen Dukes as two (2) of the three (3) directors of the Board of Directors, each for a term of three (3) years following the Effective Time; (d) to provide for “Class C” preferred shares which shall be non-voting and which shall be convertible into common shares at a seventy-five percent (75%) discount to the lowest closing bid during the prior twenty (20) trading days; (e) to provide that, for a period of three (3) years after Closing, the holders of “Class C” preferred shares cannot vote to remove or replace Robert Zysblat and Owen Dukes as a director of the Board of Directors; and (e) to provide for any other terms and conditions contemplated by that certain letter of intent dated November 27, 2013 by and between Acquiror and the Company.

(b) Officers and Directors of Acquiror.  Immediately prior to the Effective Time, all directors and officers of Acquiror and Merger Sub shall submit their resignations to be unconditionally effective as of the Effective Time.  At the Effective Time, Acquiror shall cause: (i) the Board of Directors of Acquiror to consist of three (3) directors as set forth in Section 1.5(a) above, and shall cause Robert Zysblat to be designated as Chairman of the Board of Directors; and (ii) the officers of Acquiror to be as follows – Owen Dukes as Chief Executive Officer and Robert Zysblat as Chief Operating Officer.

1.6.           Taking of Necessary Action.  The parties hereto shall do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable, in accordance with this Agreement.  The terms of this Section 1.6 shall survive the Closing.

ARTICLE  II

CONVERSION AND EXCHANGE OF SECURITIES

2.1.           Conversion of Shares.

(a)          Exchange of Company Common Stock.   At the Effective Time, all holders of the common stock of the Company (each, an “Exchanging Shareholder”) that is issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) shall convey their Company Common Stock to Acquiror in exchange for Acquiror Common Stock (as defined below).  In exchange for the Company Common Stock, Acquiror shall concurrently convey to the Exchanging Shareholders eighty million two hundred thousand (80,200,000) validly issued, fully paid, non-assessable, and un-encumbered shares of common stock, par value $.001 per share, of Acquiror (“Acquiror Common Stock”), which shall be conveyed to each Exchanging Shareholder pro-rata with the proportional amount of Company Common Stock conveyed to Acquiror by such Exchanging Shareholder.

(b) No Further Rights in Company Common Stock.  Upon receipt by an Exchanging Shareholder of the full amount of Acquiror Common Stock which such Exchanging Shareholder is entitled to receive, such Exchanging Shareholder shall cease to have any rights as a stockholder of the Company.

(c)          Cancellation of Merger Sub Stock.  All outstanding shares of Merger Sub’s stock shall be cancelled and cease to exist as of the Effective Time.

2.2.          Exchange of Stock Certificates.

(a) Exchange Agent.  Prior to the Effective Time, the Company shall designate and appoint LOWNDES, DROSDICK, DOSTER, KANTOR & REED, P.A. to act as agent for the benefit of holders of shares of Company Common Stock (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock and Acquiror Common Stock.

(b) Acquiror to Provide Acquiror Common Stock.  Prior to the Effective Time, Acquiror will make available to the Exchange Agent, as needed, certificates representing the Company Common Stock to be exchanged and delivered pursuant to the terms and provisions of this Agreement.

(c)          Exchange at Closing.  At Closing upon performance by the Company of the obligations set forth in Section 6.1(b), Exchange Agent shall deliver to each Exchanging Shareholder certificates representing an aggregate amount of shares of Acquiror Common Stock (together with any dividends or distributions rights with respect thereto) which such Exchanging Shareholder is entitled to receive pursuant to this Agreement.  If any certificate for Acquiror Common Stock is to be issued to a person other than a person in whose name the shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Company any transfer or other taxes required by reason of issuance of certificates for such Acquiror Common Stock to a person other than the registered holder of the Stock Certificate surrendered, or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not applicable.

(b)          Closing of the Company’s Stock Transfer Books.  At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock, or on the stock transfer books of Merger Sub of the shares of Merger Sub, which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, stock certificates of the Company or of Merger Sub are presented to the Surviving Corporation, they shall be confiscated and destroyed by the Surviving Corporation.

(c)          Effect of Escheat Laws.  Neither the Acquiror, the Surviving Corporation, nor any other party hereto shall be liable to a holder of a stock certificate of the Company or Merger Sub for any consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

2.3          Stock Legends.  All shares of Acquiror Common Stock  or all types and classes to be issued in the Merger or upon conversion shall be characterized as "restricted securities" under the Securities Act of 1933 (the “Act”), and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE ACT AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT REGISTRATION IS NOT REQUIRED.

ARTICLE  III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, on behalf of itself and its subsidiaries, makes the following representations and warranties to Acquiror and Merger Sub, each of which shall be deemed material (and Acquiror and Merger Sub, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties):

3.1.           Organization, Good Standing and Qualification of Company; Articles and By-Laws.  The Company is a corporation duly organized and validly existing under the laws of the United Kingdom and is in good standing under such laws and has requisite corporate power and authority to own properties owned by it and to conduct business as now being conducted, except where the failure to be existing and in good standing or have such power would not have a Company Material Adverse Effect (as defined herein).  The Company is qualified or licensed to do business, and is in good standing, in each jurisdiction in which any property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company has made available to Acquiror or representatives of Acquiror true, correct and complete copies of its Articles and by-laws, each as amended to date.  As used in this Agreement, “Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Company which, taken as a whole, would prevent the Company from operating in substantially the same manner as presently conducted or which involves a claim or dispute of more than $10,000.00 USD.

3.2.           Corporate Power of Company.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company.  Except for obtaining the approval of its stockholders, no further corporate authorization is necessary on the part of the Company to consummate the transactions contemplated hereby.

3.3.           Subsidiary.  The Company is the sole shareholder of Propalms International Ltd., a Nevada corporation (“Propalms Nevada”), an entity with no assets or liabilities and which does not directly or indirectly own of record or beneficially any other capital stock or equity interest or investment in any corporation, association or business entity.

3.4.           Capitalization.  The authorized capital stock of the Company consists of 400 shares of common stock having no par value.  Schedule 3.4 sets forth all of the holders and shares held, as of the date of this Agreement, of the Company’s common stock issued and outstanding.  All of the issued and outstanding shares of common stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable.  Except as set forth in Schedule 3.4, as of the date hereof, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations.  Except as set forth in Schedule 3.4, there are no existing voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.  The Company holds no shares of its capital stock in its treasury.  All dividends and distributions of any nature with respect to any capital stock of the Company, declared or set aside prior to the Closing, have been paid.

3.5.           Valid and Binding Agreement of Company.  Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto and subject to the adoption of this Agreement by the Company’s stockholders, this Agreement, when executed and delivered by the Company, constitutes or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally; and (b) equitable defenses and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

3.6.           No Breach of Statute or Contract.  Except for matters specifically described on Schedule 3.6, the execution, delivery or performance of this Agreement by the Company, will not: (i) violate any provision of the Company’s Articles, by-laws or any other organizational documents of the Company, or as they may have been amended; (ii) require of the Company the issuance of any authorization, license, consent or approval of or require notice to or filing with, any federal or state governmental agency; or (iii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both a default under any mortgage, indenture, agreement, permit, deed of trust, lease, franchise, license or instrument to which the Company is a party or by which it or any of its properties is bound, or any judgment, decree, order, rule or regulation or other restriction of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term.

3.7.           Financial Information.  The Company has prepared true and complete copies of its unaudited financial statements for the period ended October 31, 2013 and audited financial statements for the periods ended January 31, 2011 and January 31, 2012 (the “Company Financial Statements,” a copy of which is attached as Exhibit A).  Except as noted therein, the Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended subject, to normal year end or month end adjustments, as applicable.

3.8.           Absence of Undisclosed Liabilities.  Schedule 3.8 sets forth all debts, liabilities or obligations, contingent or absolute (“Liabilities”), of the Company, and the payment arrangements with each of the creditors for such Liabilities, except for liabilities or obligations: (i) disclosed on the Company Financial Statements; and (ii) which would not have a Company Material Adverse Effect.  All debt of the Company and Propalms Nevada arose from trade payables incurred in the ordinary course of business and is less than $100,000.00 in the aggregate.

3.9.           Absence of Certain Changes.  Except as disclosed on Schedule 3.9, since October 31, 2013 the Company has not: (a) suffered any change constituting a Company Material Adverse Effect; (b) amended its Articles or by-laws; (c) split, combined or reclassified Company Common Stock; (d) declared or set aside or paid any dividend or other distribution with respect to Company Common Stock; (e) materially changed the Company’s accounting principles, practices or methods; or (f) conducted any transaction or activity other than in the ordinary course of business.

3.10.           Taxes.  Except as set forth on Schedule 3.10:

(a)           The Company has filed all Tax Returns (as hereinafter defined) that it was required to file.  All such Tax Returns were correct and complete in all material respects.  All Taxes (as hereinafter defined) owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid except for taxes not yet due and payable.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

(b)           The Company is not a party to any Tax allocation or sharing agreement.  The Company (i) has not been a member of an Affiliated Group (as hereinafter defined) filing a consolidated Federal income Tax Return and (ii) has no liability for the Taxes of any Person (as hereinafter defined) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(c)           The Company shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code (as hereinafter defined) or any comparable provision of state, local or foreign tax law.  No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

(d)           Except for limitations imposed by Sections 382 through 384 of the Code and analogous provisions of state tax law, the Merger will not result in any Tax liability to the Company or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Company by reason or as a result of deferred intercompany transactions, excess loss accounts, or otherwise.

(e)           The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.  The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

 (f)           As used in this Agreement, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; “Code” means the Internal Revenue Code of 1986, as amended; “Company” means the Company and/or any corporation that at any time has been a subsidiary of the Company; “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof); “Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other Tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

3.11.           Contracts; Insurance.  Except as set forth in Schedule 3.11, the Company has no existing contract, obligation, agreement, plan, arrangement, commitment or the like of any material nature regarding the following:

(a)           Employment, bonus or consulting agreements, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of the Company, and agreements among stockholders and the Company;

(b)           Loan or other agreements, notes, indenture, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the Company’s property or any agreement or instrument evidencing any guaranty by the Company of payment or performance by any other person;

(c)           Agreements with dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies;

(d)           Agreements with any labor union or collective bargaining organization or other labor agreements;

(e)           Contracts or series of contracts with the same person for the furnishing or purchase of machinery, equipment, goods or services, including without limitation agreements with processors and subcontractors;

(f)           Joint venture contracts or arrangements or other agreements involving a sharing of profits or expenses to which the Company is a party;

(g)           Agreements limiting the freedom of the Company to compete in any line of business or in any geographic area or with any person;

(h)           Agreements providing for disposition of the business, assets or shares of the Company, agreements of merger or consolidation to which the Company is a party or letters of intent with respect to the foregoing;

(i)           Letters of intent or agreements with respect to the Merger of the business, assets or shares of any other business;

(j)           Insurance policies; and

(k)           Leases for real or personal property.

Each of the material contracts, agreements and understandings set forth in Schedule 3.11 is in full force and effect, except where the failure to be in full force and effect would not have a Company Material Adverse Effect against the Company.  Except as set forth on Schedule 3.14, to the Company’s Knowledge, there are no existing defaults by the Company thereunder, which default would result in a Company Material Adverse Effect and the other parties are not in default of any of the material contracts, agreements and understandings.

3.12.           Litigation.  Except as set forth on Schedule 3.12, there is neither pending nor, to the Company’s Knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which the Company is or may be named as a party by or before any court, governmental or regulatory authority or by any third party that is reasonably likely to have a Company Material Adverse Effect. To the Company’s Knowledge, the Company is not a party or subject to the provisions of any material injunction, judgment, decree, or order of any court, regulatory body, administrative agency or other governmental body.  For purposes of this Agreement, “Company’s Knowledge” and “known to the Company” means the actual, present knowledge of Robert Zysblat and Owen Dukes.

3.13.           Title to Properties; Liens and Encumbrances.  The Company has good and valid title in all property and assets recorded on the Company Financial Statements, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except: (a) those as would not have any Company Material Adverse Effect; (b) as shown on the Company Financial Statements or footnotes thereto; or (c) tax, materialmen’s, or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings and disclosed on Schedule 3.13 attached hereto.  The Company owns or has adequate rights to use all such properties or assets as are necessary to its operations as now conducted.

3.14.           Compliance. The Company is not in violation of any term of its Articles or by-laws, as amended.  Except as set forth on Schedule 3.14, to the Company’s Knowledge, the Company is not in violation of or default under any provision of: (a) any mortgage, indenture, contract, agreement, license, deed of trust, lease, franchise, permit or other instrument to which it is a party or by which it or any of its properties are bound and there does not exist any state of facts which constitutes an event of default or which, with notice or lapse of time or both, would constitute an event of default; or (b) any judgment, decree, order, statute, rule or regulation to which the Company is subject to, but excluding from the foregoing clauses (a) and (b), defaults or violations which would not have a Company Material Adverse Effect or which become applicable as a result of the business or activities in which Acquiror or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Acquiror or Merger Sub.

3.15.           Compliance with Environmental Laws.  To the Company’s Knowledge, the Company is in material compliance with all applicable statutes, laws and regulations relating to the protection of the environment or occupational health and safety except for non-compliance which would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company has not received any written notice of, and to the Company’s Knowledge, is not the subject of, any actions, claims, investigations, demands or notices alleging liability under or non-compliance with any laws relating to the protection of the environment or occupational health and safety which would, individually or in the aggregate, have a Company Material Adverse Effect.

3.16.           Brokers or Finders.  The Company represents, as to itself and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.17.           Permits and Licenses.  Schedule 3.17 sets forth all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by the Company.  The Company has all permits, licenses, orders, franchises and approvals of all federal, state, local and foreign governmental or regulatory bodies, whose failure to be held would have a Company Material Adverse Effect and such permits, licenses, orders, franchises and approvals are in full force and effect, and no suspension or cancellation of any of such other permits, licenses, etc. is pending or to the Company’s Knowledge threatened; and the Company is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such permits, licenses, orders, franchises and approvals.

3.18.           Banking Arrangements.  Schedule 3.18 sets forth the name of each bank in or with which the Company has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto; and the names of all persons, if any, now holding powers of attorney from the Company and a summary statement of the terms thereof.

3.19.           Interest in Assets.  Neither the stockholders of Company nor any affiliate(s) of the stockholders nor anyone else other than Company owns any property or rights, tangible or intangible, routinely used in, or materially related to, directly or indirectly, the business of the Company.

3.20.           Employee Benefit Plans.  Other than as set forth on Schedule 3.20:  (a) there are no “employee pension benefit plans” (within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”) maintained by the Company; and (b) the Company does not have any policies or plans, whether written or not, that provide for vacation benefits, severance benefits, leave rights or other benefits to its employees.  There are no outstanding liabilities of the Company to the Pension Plans, and the Company knows of no potential liabilities in connection therewith.  There are no actions, suits or claims, other than for benefits in the normal course, pending or to the Company’s Knowledge threatened, and the Company has no knowledge of any facts which could give rise to any actions, suits or claims, against any of the Pension Plans, or against the Company which might subject the Company to any material liability.

3.21.           Labor Discussions.  The Company is not, and nor has it ever been, a party to any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Company’s employees, nor obligated under any agreement to recognize or bargain with any labor organization or union, nor involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees.

3.22.           Untrue or Omitted Facts.  No representation, warranty or statement by the Company in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

ARTICLE  IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

The Acquiror and Merger Sub each, on behalf of themselves and each of their subsidiaries, make the following representations and warranties to Company, each of which shall be deemed material (and Company, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties):

4.1.           Organization, Good Standing and Qualification.  Acquiror and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have an Acquiror Material Adverse Effect (as defined herein).  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have an Acquiror Material Adverse Effect.  Acquiror and each of its subsidiaries (including the Merger Sub) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have an Acquiror Material Adverse Effect. As used in this Agreement, “Acquiror Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial, condition or operations of Acquiror and its subsidiaries, taken as a whole which would prevent the Acquiror from operating in substantially the same manner as presently or which involves a claim or dispute of more than $10,000.

4.2.           Articles of Incorporation and By-Laws.  Acquiror and Merger Sub have delivered to the Company accurate and complete copies of articles of incorporation and by-laws, including all amendments thereto, for Acquiror, Merger Sub, and each of their respective subsidiaries (the “Vanity Organizational Documents”).  There has not been any violation of any provisions of the Vanity Organizational Documents, and no action has been taken that is inconsistent in any material respect with any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Acquiror, Merger Sub, or any of their respective subsidiaries.

4.3.           Subsidiary.  Acquiror is the sole shareholder of Merger Sub and does not directly or indirectly own of record or beneficially any other capital stock or equity interest or investment in any corporation, association or business entity other than that set forth on Schedule 4.3.  Section 4.3 hereof sets forth a true and complete list of all of Acquiror’s directly and indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of each such subsidiary’s outstanding capital stock or other equity or other interest owned by Acquiror or another subsidiary of Acquiror.

4.4.           Capitalization.  The authorized capital stock of the Acquiror consists of 500,000,000 shares of common stock having a par value of $.001 and 50,000,000 shares of preferred stock with a par value of $.001.  All “Class A” series preferred stock that has been previously issued by Acquiror has been fully redeemed and cancelled by Acquiror, and Acquiror has provided reasonably sufficient evidence of such redemption and cancellation to the Company.  Schedule 4.4 sets forth a true, correct, and complete list of all of the holders and shares held, as of the date of this Agreement, of the Acquiror’s common stock, preferred stock (including, without limitation, “Class B” series preferred stock), and any other class of equity or debt issued outstanding.  All the issued and outstanding shares of common stock have been duly authorized and validly issued, are fully paid and nonassessable.  Except as set forth in Schedule 4.4, neither Acquiror nor any other person has outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of Acquiror’s or any of its subsidiaries’ capital stock or any such options, rights, convertible securities or obligations.  Except as set forth in Schedule 4.4, there are no existing voting trusts or similar agreements to which the Acquiror is a party with respect to the voting of the capital stock of the Acquiror.  The Acquiror holds no shares of its capital stock in its treasury.  All dividends and distributions of any nature with respect to any capital stock of the Acquiror, declared or set aside prior to the Closing, have been paid.  The Acquiror represents that the total number of shares issued and outstanding of Acquiror Common Stock prior to Closing combined with the total number of authorized but unexercised options for shares of Acquiror Common Stock prior to Closing do not exceed 5,000,000 and the Acquiror does not have any commitments to issue shares in addition to that number of shares other than those shares of Acquiror Common Stock to be issued pursuant to the Merger.  Except as set forth and described on Schedule 4.4, all classes of equity shares of Acquiror, whether common, preferred, or otherwise, which are entitled to voting privileges are entitled to no more than one vote per share in par with the other classes of equity shares of Acquiror.

4.5.           Corporate Authority; Binding Nature of Agreement.  Acquiror and Merger Sub each has all requisite corporate power and authority to execute and deliver this Agreement, and to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by their respective Board of Directors.  No further corporate authorization is necessary on the part of Acquiror or Merger Sub to consummate the transactions contemplated hereby.  Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement, when executed and delivered by Acquiror and Merger Sub, constitutes or will constitute the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally; and (b) equitable defenses and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

4.6.           No Breach of Statute or Contract.  Except for matters set forth in Schedule 4.6, neither the execution, delivery and performance of this Agreement by Acquiror and Merger Sub, nor compliance with the terms and provisions of this Agreement on the part of Acquiror and Merger Sub will: (i) violate any provision of the Vanity Organizational Documents; (ii) require the issuance of any authorization, license, consent or approval of or require notice to or filing with, any federal or state governmental agency; (iii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both a default under any mortgage, indenture, agreement, permit, deed of trust, lease, franchise, license or instrument to which either Acquiror or Merger Sub is a party or by which either of them or any of their properties are bound, or any judgment, decree, order, rule or regulation or other restriction of any court or any regulatory body, administrative agency or other governmental body applicable to Acquiror or Merger Sub or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Acquiror or Merger Sub pursuant to any such term; or (iv) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both a default under with that certain Settlement Agreement and Stipulation dated December 4, 2013 by and between Acquiror and IBC Funds, LLC (the “Settlement Agreement”).

4.7           Intentionally Omitted.

4.8.           Financial Information.  Acquiror has prepared true and complete copies of its unaudited financial statements for the period ended October 31, 2013, a copy of which is attached hereto as Schedule 4.8.  True and correct copies of all of Acquiror’s audited financial statements are available on www.sec.gov (together with Acquiror’s unaudited financial statements attached to this Agreement, the “Acquiror Financial Statements”).  Except as noted therein, the Acquiror Financial Statements fairly present, in all material respects, the financial position of Acquiror as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject to normal year end or month end adjustments.

4.9.           Issuance of Acquiror Stock.  The issuance and delivery by Acquiror of shares of Acquiror Common Stock in connection with the Merger and this Agreement has been duly and validly authorized by all necessary action on the part of Acquiror.  The shares of Acquiror Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable, and un-encumbered.

4.10.           Brokers or Finders.  Acquiror and Merger Sub each represent, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

4.11.           Consents.  Acquiror’s and Merger Sub’s execution and delivery of this Agreement does not, and Acquiror’s and Merger Sub’s performance of this Agreement and the consummation of the transaction contemplated hereby will not require any filing to or receipt of any material consent from any person, except for: (a) as set forth in Schedule 4.11; (b) applicable registration requirements of the 1933 Act; (c) applicable registration requirements of state securities or “Blue Sky” laws; and (d) the filing of Articles of Merger as required by Delaware Law and/or UK Law.

4.12           Litigation.  Except as set forth on Schedule 4.12, there is neither pending nor, to the Acquiror’s Knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which the Acquiror, Merger Sub, or any of their respective subsidiaries is or may be named as a party by or before any court, governmental or regulatory authority or by any third party that is reasonably likely to have an Acquiror Material Adverse Effect.  Neither Acquiror, Merger Sub, nor any of their respective affiliates is a party, or subject, to the provisions of any material injunction, judgment, decree, or order of any court, regulatory body, administrative agency or other governmental body.  For purposes of this Agreement, the terms “Acquiror’s Knowledge” or “known to Acquiror” means the actual, present knowledge of any of the officers, directors or senior management of Acquiror.

4.13.           Absence of Undisclosed Liabilities.  Neither Acquiror, Merger Sub, nor any of their respective subsidiaries has any debt, liabilities and obligations, contingent or absolute, or obligations of any nature, and there is no existing fact, condition, or circumstance which could reasonably be expected to result in such debt, liabilities, or obligations, except as disclosed on
Acquiror’s Financial Statements.  All debt of Acquiror and Merger Sub has arisen pursuant to arm’s length transactions and in the ordinary course of business. Neither Acquiror nor Merger Sub is personally guaranteeing the performance of any debt obligations for any subsidiary or other person.  Notwithstanding any provision of this Agreement to the contrary, as of the Effective Time, the only debt, liabilities, and related obligations of Acquiror shall be: (a) the debts, liabilities, and obligations disclosed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”); (b) the items set forth in Schedule 4.28; (c) any debt liability created by the 10% Convertible Debenture attached hereto as Schedule 6.2(r); and (d) any debt liability created by that certain promissory note dated as of December 20, 2013 in the original principal amount of thirty-five thousand and No/100 Dollars ($35,000.00).

4.14.           Absence of Certain Changes.  Except as disclosed on Schedule 4.14, since its last SEC filing, Acquiror has not: (a) suffered any change constituting an Acquiror Material Adverse Effect; (b) amended its Articles or by-laws; (c) split, combined or reclassified Acquiror Common Stock; (d) declared or set aside or paid any dividend or other distribution with respect to Acquiror Common Stock; (e) materially changed Acquiror’s accounting principles, practices or methods; (f) conducted any transaction or activity other than in the ordinary course of business; or (g) issued any new shares of capital stock to any person.

4.15.           Taxes. Except as set forth on Schedule 4.15:

(a)           Acquiror has filed all Tax Returns (as hereinafter defined) that they were required to file.  All such Tax Returns were correct and complete in all material respects.  All Taxes (as hereinafter defined) owed by Acquiror (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid except for taxes not yet due and payable.  Acquiror has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  There are no liens on any of the assets of Acquiror that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

(b)           Acquiror is not a party to any Tax allocation or sharing agreement.  Acquiror (i) has not been a member of an Affiliated Group (as hereinafter defined) filing a consolidated Federal income Tax Return and (ii) has no liability for the Taxes of any Person (as hereinafter defined) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(c)           Acquiror shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code (as hereinafter defined) or any comparable provision of state, local or foreign tax law.  No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

(d)           Except for limitations imposed by Sections 382 through 384 of the Code and analogous provisions of state tax law, the Merger will not result in any Tax liability to the Acquiror or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Acquiror by reason or as a result of deferred intercompany transactions, excess loss accounts, or otherwise.

(e)           Acquiror has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.  Acquiror has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.  Acquiror has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)           Acquiror is not an S corporation (within the meaning of Section 1361(a)(1) of the Code).  All material elections with respect to Taxes affecting Acquiror are disclosed or attached to a Tax Return of Acquiror.

 (g)           As used in this Article IV, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; “Code” means the Internal Revenue Code of 1986, as amended; “Acquiror” means Acquiror and/or any corporation that at any time has been a subsidiary of the Acquiror.  “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof); “Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other Tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

4.16.           Contracts; Insurance.  Except as set forth in Schedule 4.16, Acquiror has no currently existing contract, obligation, agreement, plan, arrangement, commitment or the like of any material nature regarding the following:

(a)           Employment, bonus or consulting agreements, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of Acquiror, and agreements among stockholders and Acquiror;

(b)           Loan or other agreements, notes, indenture, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of Acquiror’s property or any agreement or instrument evidencing any guaranty by Acquiror of payment or performance by any other person;

(c)           Agreements with dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies;

(d)           Agreements with any labor union or collective bargaining organization or other labor agreements;

(e)           Contracts or series of contracts with the same person for the furnishing or purchase of machinery, equipment, goods or services, including without limitation agreements with processors and subcontractors;

(f)           Joint venture contracts or arrangements or other agreements involving a sharing of profits or expenses to which the Acquiror is a party;

(g)           Agreements limiting the freedom of the Acquiror to compete in any line of business or in any geographic area or with any person;

(h)           Agreements providing for disposition of the business, assets or shares of the Acquiror, agreements of merger or consolidation to which the Acquiror is a party or letters of intent with respect to the foregoing;

(i)           Letters of intent or agreements with respect to the Merger of the business, assets or shares of any other business;

(j)           Insurance policies; and

(k)           Leases for real or personal property.

Each of the material contracts, agreements and understandings set forth in Schedule 4.16 is in full force and effect, except where the failure to be in full force and effect would not have a Company Material Adverse Effect against the Company.  Except as set forth on Schedule 4.16, there are no existing defaults by the Acquiror thereunder which would result in an Acquiror Material Adverse Effect and the other parties are not in default of any of the material contracts, agreements and understandings.

4.17.           Title to Properties; Liens and Encumbrances.  Acquiror has good and valid title in all property and assets recorded on the Acquiror Financial Statements, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except: (a) those incurred in the ordinary course of business which do not have, and could not reasonably be expected to have, any Company Material Adverse Effect; (b) as shown on the Acquiror Financial Statements or footnotes thereto; or (c) tax, materialmen’s, or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings and disclosed on Schedule 4.17 attached hereto.  Acquiror owns or has adequate rights to use all such properties or assets as are necessary to its operations as now conducted.

4.18.           Intellectual Property.  Except as set forth on Schedule 4.18, there are no pending or threatened claims of which the Acquiror, Merger Sub, or their respective subsidiaries has been given written notice by any person against their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Acquiror and used in its operations as currently conducted (the “Acquiror Intellectual Property”).  Acquiror has such ownership of or such rights by license, lease or other agreement to the Acquiror Intellectual Property as are necessary to permit it to conduct its operations as currently conducted.  Neither Acquiror, Merger Sub, nor any of their respective subsidiaries have misappropriated, are in conflict with, or are infringing upon the intellectual property of third parties, and to Acquiror’s Knowledge, there is no misappropriation, conflict with, or infringement upon any Acquiror Intellectual Property by any individual.

4.19.           Compliance.   Neither Acquiror nor any of its subsidiaries is in violation of any term of its Articles or by-laws, as amended.  Except as set forth on Schedule 4.19, neither Acquiror nor any of its subsidiaries is in violation of or default under any provision of: (a) any mortgage, indenture, contract, agreement, license, deed of trust, lease, franchise, permit or other instrument to which it is a party or by which it or any of its properties are bound and there does not exist any state of facts which constitutes an event of default or which, with notice or lapse of time or both, would constitute an event of default; (b) any judgment, decree, order, statute, rule or regulation to which the Acquiror is subject to; or (c) any term or provision of the Settlement Agreement; provided, however, that the foregoing clauses in (a) and (b) shall not include defaults or violations which would not have an Acquiror Material Adverse Effect or which become applicable as a result of the business or activities in which Company is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Acquiror.

4.20.           Compliance with Environmental Laws.  Acquiror and its subsidiaries are each in material compliance with all applicable statutes, laws and regulations relating to the protection of the environment or occupational health and safety except for non-compliance which would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.  Acquiror has not received any written notice of, or to Acquiror’s Knowledge, is the subject of, any actions, claims, investigations, demands or notices alleging liability under or non-compliance with any laws relating to the protection of the environment or occupational health and safety which would, individually or in the aggregate, have an Acquiror Material Adverse Effect.

4.21.           Accounts and Notes Receivable.  Schedule 4.21 sets forth a true and correct copy of all accounts and notes receivable of Acquiror and each of its subsidiaries as of the date of this Agreement.  Except as set forth on Schedule 4.21, all of the accounts and notes receivable were or will have been created at arm’s length and in the ordinary course of Acquiror’s or its subsidiary’s business, from the sale of services or goods, and to Acquiror’s Knowledge, there is no valid defense or right of set-off to the rights of the Acquiror or its subsidiaries to collect such accounts receivable in the full amounts shown.

4.22.           Permits and Licenses.  Schedule 4.22 sets forth all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by Acquiror.  Acquiror has all permits, licenses, orders, franchises and approvals of all federal, state, local and foreign governmental or regulatory bodies, whose failure to be held would have an Acquiror Material Adverse Effect and such permits, licenses, orders, franchises and approvals are in full force and effect, and no suspension or cancellation of any of such other permits, licenses, etc. is pending or, to Acquiror’s Knowledge, threatened; and Acquiror is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such permits, licenses, orders, franchises and approvals.

4.23.           Banking Arrangements.  Schedule 4.23 sets forth the name of each bank in or with which Acquiror has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto; and the names of all persons, if any, now holding powers of attorney from Acquiror and a summary statement of the terms thereof.

4.24.           Interest in Assets.  Neither the stockholders of Acquiror nor any affiliates of the stockholders nor anyone else other than Acquiror owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of Acquiror.

4.25.           Employee Benefit Plans.  Other than as set forth on Schedule 4.25:  (a) there are no “employee pension benefit plans” (within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Acquiror Pension Plans”) maintained by Acquiror; and (b) Acquiror does not have any policies or plans, whether written or not, that provide for vacation benefits, severance benefits, leave rights or other benefits to its employees.  There are no outstanding liabilities of Acquiror to the Acquiror Pension Plans, and Acquiror knows of no potential liabilities in connection therewith.  There are no actions, suits or claims, other than for benefits in the normal course, pending or, to Acquiror’s Knowledge, threatened, and Acquiror has no knowledge of any facts which could give rise to any actions, suits or claims, against any of the Acquiror Pension Plans, or against Acquiror which might subject Acquiror to any material liability.

4.26.           Labor Discussions.  Acquiror is not, and nor has it ever been, a party to any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of Acquiror’s employees, nor obligated under any agreement to recognize or bargain with any labor organization or union, nor involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees.

4.27.           Untrue or Omitted Facts.  No representation, warranty or statement by Acquiror in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

4.28           Convertible Notes. The Convertible Notes set forth on Schedule 4.28 are each in full force or effect, and have not been amended, restated, or otherwise altered except to the extent expressly set forth in Schedule 4.28.  Acquiror has provided the Company with true, correct, and complete copies of each Convertible Note and any amendments thereto.

4.29           SEC Filings; Financial Statements.  All forms, reports, and other documents required to be filed by the Company with the SEC since January 1, 2011 (collective, the “SEC Reports”) were filed on a timely basis and were prepared in compliance in all material respects with the applicable requirements of the Act and the Securities Exchange Act of 1934 (as amended), as the case may be, which were applicable to Acquiror’s SEC Reports.  None of the SEC Reports when filed, after giving effect to any amendments and supplements thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Acquiror’s subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC. Each of Acquiror’s consolidated financial statements (including related notes and schedules) contained or to be contained in SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, and fairly presented the financial position of Acquiror as of the dates thereof and the results of its operations and cash flows for the periods indicated. Acquiror has established and maintained disclosure controls and procedures and internal control over financial reporting which comply with Rule 13a-15 of the Securities Exchange Act of 1934 (as amended), and there is no fraud, regardless of whether material, that involves management or other employees who have a significant role in Acquiror’s internal control over financial reporting.

4.30           Related Party Transactions.  Schedule 4.30 sets forth a list of all material arrangements, agreements and contracts entered into by Acquiror, Merger Sub, or any of their respective subsidiaries that are in effect and which are with any person who is an officer, director, stockholder, or affiliate of Acquiror, Merger Sub, or any of their respective subsidiaries, any relative of any of the foregoing, or any entity of which any of the foregoing is an affiliate (each, an “Affiliate Contract”).  True, correct, and complete copies of all Affiliate Contracts have been previously delivered or made available to the Company and are listed in Schedule 4.30.

4.31           Investment Company Act of 1940.  None of Acquiror or any of its subsidiaries is required to be registered under the Investment Company Act of 1940, as amended.

ARTICLE  V

ADDITIONAL AGREEMENTS OF THE PARTIES

The parties hereby further agree that, from and after the Closing:

5.1.           Confidentiality.  Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon Acquiror or the Company under applicable laws, it is expressly understood and agreed by Acquiror and the Company that: (a) this Agreement, the Schedules and Exhibits hereto, and the conversations, negotiations and transactions relating hereto and/or contemplated hereby; and (b) all financial information, business records and other non-public information concerning Acquiror or the Company which any of the parties or their respective representatives has received or may hereafter receive, shall be maintained in the strictest confidence by the parties and their respective representatives, and shall not be disclosed to any person that is not an employee, officer, director, attorney, accountant, or other professional who is associated or affiliated with any of the parties and involved in the transactions contemplated hereby and who has a need to know such information, without the prior written approval of Acquiror or the Company, as applicable. The parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of Acquiror or the Company.  Except for information generally available to the public, in the event that the transactions contemplated hereby shall not be consummated for any reason, each of the parties covenants and agrees that neither it nor its representatives shall retain any documents, lists or other writings which they may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of themselves or their representatives, shall be returned to the original source of the material at issue or destroyed, if certified as to such destruction by an officer of such party).  The parties hereto shall be responsible for any damages sustained by reason of their respective breaches of this Section 5.1, and this Section 5.1 may be enforced by injunctive relief.

5.2.           Publicity.  Any initial press releases with respect to the execution of this Agreement shall be in a form acceptable to Acquiror and the Company in their respective reasonable discretions.  Thereafter, so long as this Agreement is in effect, neither the Company, nor any of its Affiliates shall issue or cause the publication of any press release with respect to the Merger, this Agreement or the other transactions contemplated hereby or otherwise without the prior agreement of Acquiror and Company.

5.3.           Accounting Cooperation.  The Company and Acquiror shall cause any accountants retained by the Company or Acquiror to cooperate in connection with ongoing audit work relating to periods prior to the Closing Date, as required by applicable federal and state securities laws, and other reasonable requirements.  Such cooperation shall include, without limitation, providing such assurances, comfort letters and access to work papers as may reasonably be requested by Acquiror or Company and its accountants.

5.4.           Further Assurances.  From time to time from and after the Closing, the parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, certificates and other instruments, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

5.5.           Tax Matters.  Acquiror and the Company shall use commercially reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code.  The parties hereto shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, and neither Acquiror, Merger Sub nor the Company shall take any action or fail to take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization.

5.6           Investment.  Each stockholder of Company will sign a representation letter in a form and content reasonably acceptable to Acquiror representing among other facts that each such stockholder: (a) understands that the Acquiror Common Stock issued in connection with the Merger has not been, and will not be, registered under the 1933 Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, which exemptions are dependent in part on the accuracy of such representations; (b) is acquiring the Acquiror Common Stock solely for his, her, or its own account for investment purposes, and not with a view to the sale or distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters so as to be able to evaluate the risks and merits of an investment in the Acquiror Common Stock or has had an advisor with sufficient education and experience to advise him or her as to such risks and merits; (d) has access to certain information concerning Acquiror, including the Acquiror Financial Statements and other filings made by Acquiror with the SEC, and has had the opportunity to ask questions and receive answers concerning the transaction and the business of Acquiror and to obtain additional information as desired in order to evaluate the merits and risks inherent in holding any Acquiror Stock; (e) is able to bear the economic risk and lack of liquidity inherent in holding any Acquiror Stock; and (f) understands that the Acquiror Stock cannot be transferred other than in a transaction registered or exempt from registration under the 1933 Act and will bear the restrictive legend described in Section 2.3 hereof, and that Acquiror has no obligation to register the Acquiror Stock.

ARTICLE  VI

CONDITIONS

6.1.           Conditions to Obligations of Acquiror and Merger Sub.  The obligations of Acquiror to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by Acquiror:

(a)           Accuracy of Representations and Warranties.  All representations and warranties made by the Company shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not have a Company Material Adverse Effect.

(b)           Performance.  The Company shall have performed, satisfied and complied with in all material aspects all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company on or before the Closing Date.  All of the stockholders of Company shall have surrendered all of their certificates evidencing their shares of stock in Company (or an affidavit and bond in form and content satisfactory to Acquiror if a certificate has been lost or destroyed), if any, at or before Closing.

(c)           Certification.  Acquiror shall have received a certificate, dated the Closing Date, signed by an officer of the Company certifying that the conditions specified in Sections 6.1(a) and (b) above have been fulfilled.

(d)           Resolutions and Written Consents.  Acquiror shall have received certified resolutions of the Board of Directors of the Company authorizing the Company’s execution, delivery and performance of this Agreement, and all actions to be taken by the Company hereunder.  Acquiror shall have also received written consents from all stockholders of the Company authorizing the Company’s execution, delivery and performance of this Agreement, and all actions to be taken by the Company hereunder or minutes of a meeting of stockholders in lieu of a consent of stockholders.

(e)           Good Standing Certificates.  The Company shall have delivered to Acquiror a certificate issued by the applicable jurisdictional authority in the United Kingdom, evidencing the good standing of the Company in the United Kingdom as of a date not more than ten (10) calendar days prior to the Closing Date.

(f)           Articles of Merger.  Articles of merger (or the equivalent thereof under UK Law, as applicable) with respect to the Merger shall have been executed, delivered and filed with the Secretary of State of the State of Delaware and the applicable jurisdictional authority in the United Kingdom by each of the Constituent Corporations on the Closing Date.

(g)           The Acquiror shall have filed the Designation of Series C Preferred Shares with the State of Delaware in the form attached hereto as Schedule 6.1(g).

6.2.           Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Company:

(a)           Accuracy of Representations and Warranties.  All representations and warranties made by Acquiror and Merger Sub shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not have a Acquiror Material Adverse Effect.

(b)           Performance.  Acquiror and Merger Sub shall have performed, satisfied and complied in all material aspects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Acquiror and Merger Sub, as applicable, on or before the Closing Date.

(c)           Certification.  The Company shall have received a certificate, dated the Closing Date, signed by an officer of Acquiror certifying that the conditions specified in Sections 6.2(a) and (b) above have been fulfilled.

(d)           Good Standing Certificates.  Acquiror shall have delivered to the Company a certificate issued by the Delaware Secretary of State evidencing the good standing of Acquiror and the Merger Sub in the State of Delaware as of a date not more than ten (10) calendar days prior to the Closing Date.

(d)           Resolutions.  The Company shall have received certified resolutions of the Board of Directors of both Acquiror and Merger Sub and certified resolutions of Acquiror as stockholder of Merger Sub authorizing the Merger and Acquiror’s execution, delivery and performance of this Agreement, and all actions to be taken by Acquiror and Merger Sub hereunder.

(e)           Legal Opinion of Acquiror’s Counsel.  The Company shall have received the written opinion of Acquiror’s counsel dated as of the Closing Date, in form and substance reasonably satisfactory to the Company and its counsel, that Acquiror is a valid entity, properly formed, and in good standing with the State of Delaware, and that, upon the filing by Acquiror with the SEC of the Form 8-K filing substantially in the form attached hereto as Schedule 6.2(e), that Acquiror will be fully in compliance with all U.S. securities laws and the rules and regulations promulgated with respect thereto including, without limitation, the Securities Exchange Act of 1934, as amended.

(f)           Articles of Merger and Governmental Approvals.  Articles of merger with respect to the Merger shall have been executed, delivered and filed with the Secretary of State of the State of Delaware and the applicable jurisdictional authority in the United Kingdom by each of the Constituent Corporations on the Closing Date. The parties shall have further obtained all authorizations, consents, orders, or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, and governmental entity, the failure of which would cause an Acquiror Adverse Effect or a Company Adverse Effect.

(l)           Ellett Termination Agreement.  Acquiror and Philip Ellett shall have executed the Termination Agreement substantially in the form attached hereto as Schedule 6.2(l), pursuant to which Philip Ellett shall surrender his position as an officer, director, and/or employee of Acquiror and any of its subsidiaries and shall forfeit all rights in regard thereto except as otherwise expressly set forth in such Termination Agreement.  Philip Ellett shall have further fully and unconditionally surrendered to Acquiror the sum of one million five hundred thousand (1,500,000) shares of common stock of Acquiror.

(n)           Amendments to Convertible Debentures.  Acquiror shall have entered into an amendment of each of the Convertible Debentures set forth on Schedule 4.21 substantially in the form attached hereto as Schedule 6.2(n) and pursuant to which each holder of the Convertible Debenture has agreed: (a) to remove such Convertible Debenture from default, as applicable, and to forbear any accrual of a default rate of interest for a period of three (3) years following the Effective Time; (b) to amend the Convertible Debenture to reduce the discount of conversion of the debt to common stock of Acquiror to a seventy-five percent (75%) discount based upon the market price calculation set forth therein; and (c) to provide for a right of Acquiror to prepay the Convertible Debenture at will for the sum of one hundred fifty percent (150%) of the amount of the unpaid principal and accrued interest, all as more particularly set forth therein.

(o)           Securities Purchase Agreement with CP US Income Group, LLC.  Acquiror shall have entered into Securities Purchase Agreement with CP US Income Group, LLC (“CP”) substantially in the form attached hereto as Schedule 6.2(o).  CP shall have further delivered to Sullivan Wayne Partners, LLC the amount of three hundred sixty thousand and No/100 U.S. Dollars ($360,000.00 USD) in consideration for the Consulting Agreement (as defined below).

(p)           Consulting Agreement with Sullivan Wayne Partners.  Acquiror and Sullivan Wayne Partners LLC shall have entered into a consulting agreement substantially in the form attached hereto as Schedule 6.2(p).

(q)           Securities Purchase Agreement with IBC Funds.  Acquiror and IBC Funds LLC (“IBC”) shall have entered into a Securities Purchase Agreement substantially in the form attached hereto as Schedule 6.2(q).  IBC shall have further delivered to Acquiror the amount of three hundred thousand and No/100 U.S. Dollars ($300,000.00) pursuant to the terms of the Securities Purchase Agreement, which amount shall be utilized by Acquiror and the Company for the purposes set forth in such Securities Purchase Agreement.

(r)           10% Convertible Debenture.  Acquiror shall have executed and delivered to CP that certain 10% Convertible Debenture in the form attached hereto as Schedule 6.2(r).  CP shall have further delivered to Acquiror the sum of one hundred twelve thousand and No/100 Dollars ($112,000.00) in exchange for such 10% Convertible Debenture (the “Professional Fees Financing”).  At Closing, Acquiror shall distribute the Professional Fees Financing in accordance with Schedule 6.2(r), with the sum of fifteen thousand and No/100 U.S. Dollars ($15,000.00) being distributed to the Company’s counsel at that time.

(s)           Agreement with Thalia Woods Management.  Acquiror shall have entered into a shareholder agreement with Thalia Woods Management, Inc. (“Thalia Woods”) substantially in the form attached hereto as Schedule 6.2(s) and pursuant to which Thalia Woods has agreed to suspend all voting rights with respect to any and all of its equity stock in Acquiror above and beyond the amount of one vote per share of equity for a period of three (3) years following the Effective Time, and pursuant to which Thalia Woods will agree to surrender its equity shares in Acquiror in exchange for the sum of three hundred thousand and No/100 U.S. Dollars ($300,000.00) at any time between the Effective Time and the third (3rd) anniversary of the Effective Time.

(t)           Amendments to Articles and By-Laws of Acquiror.  Acquiror shall have amended its articles of incorporation and by-laws pursuant to the requirements set forth in Section 1.5 to be fully effective as of the Effective Time.

(u)           Employment Agreements.  Acquiror shall have entered into the employment agreements attached hereto as Schedule 6.2(u) with Robert Zysblat and Owen Dukes, respectively.

(v)           Material Adverse Effect.  There shall have been no events, changes or effects, individually or in the aggregate, with respect to Acquiror, Merger Sub, or any of their respective subsidiaries or any of the business prospects having, or which could reasonably be expected to have, an Acquiror Material Adverse Effect.  The Company shall have further received a certificate to such effect signed by the Chief Executive Officer of Acquiror.

(w)           Consulting Agreement with Catherine Sulawske-Guck.  Acquiror and Catherine Sulawske-Guck shall have entered into a consulting agreement substantially in the form attached hereto as Schedule 6.2(w).

(x)           Liabilities.  Acquiror and each of its subsidiaries (including, without limitation, America’s Cleaning Company) shall have no debt obligations or related liabilities except for the liabilities set forth in Section 4.13(a) through (d).

ARTICLE  VII

CLOSING

7.1.           Place and Date of Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jonathan D. Leinwand, P.A., or such other location as is agreed to between the parties, at a time mutually agreeable to the parties, or on such date as may be reasonably required to accommodate a satisfaction of the conditions precedent to Closing hereunder (the date of the Closing being referred to in this Agreement as the “Closing Date”) but in no event later than December  31, 2013 without consent of the parties.

7.2.           Items to be Delivered by the Company.  At the Closing, the Company will deliver or cause to be delivered to Acquiror all of the agreements, instruments, or other items and requirements listed in Section 6.1, as well as any and all share certificates for the Company transferred on the books of the Company to Acquiror or the original certificates endorsed with signatures medallion guaranteed, to the extent such certificates exist.

7.3.           Items to be Delivered by Acquiror.  At the Closing, Acquiror and Merger Sub will deliver or cause to be delivered to the Company all of the agreements, instruments, funds, and other items and requirements set forth in Section 6.2, as well as stock certificates representing eighty million two hundred thousand (80,200,000) validly issued, fully paid, non-assessment, and un-encumbered common shares of Acquiror.

7.4           Actions to be Taken Post Closing.  Following the Closing, the newly constituted Board of Directors and the newly appointed officers of Acquiror shall, within four (4) business days after the Closing, finalize and file a Form 8-K with the SEC containing similar information to that required by Form 10 to be amended upon completion of the audited financial statements of the Company.

ARTICLE  VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

8.1.           Indemnification by Company.   The Company agrees to save, defend and indemnify Acquiror and Merger Sub against and hold each of them harmless from any and all damages, claims, costs and expenses arising from the breach of any of Company’s representations, warranties, covenants or agreements contained herein or the documents executed by Company in connection herewith, which arise during the Indemnification Period.

8.2.           Survival.   Except as otherwise provided in Section 11.2 of this Agreement, the parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of four (4) years from the Closing Date, (the “Indemnification Period”).  To the extent that an Indemnified Party (as hereinafter defined)  asserts in writing a claim for damages against an indemnifying party (as hereinafter defined) prior to the expiration of the Indemnification Period, which claim reasonably identifies the basis for the claims and the amounts of any reasonably ascertainable damages, the Indemnification Period shall be extended for such claim until such claim is resolved, subject to the limitations hereinafter provided.

8.3.           Indemnification by Acquiror.   Acquiror agrees to save, defend and indemnify the current holders of Company Common Stock who will receive shares of Acquiror Common Stock as a result of the consummation and closing of the Merger, against and hold each of them harmless from any and all damages arising from the breach of any of Acquiror’s representations, warranties, covenants or agreements contained herein or the documents executed by Acquiror in connection herewith, which arise during the Indemnification Period.

8.4.           Defense of Claims.   Each party properly entitled to indemnification under this Article VIII (the “Indemnified Party”) agrees to notify the party required to provide indemnification (the “Indemnifying Party”) with reasonable promptness of any claim asserted against it in respect of which the Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof.  The failure of the Indemnified Party to promptly give notice shall not preclude such Indemnified Party from obtaining indemnification under this Article VIII, except to the extent, and only to the extent, that the Indemnifying Party’s failure materially prejudices the rights or increases the liabilities and obligations of the Indemnifying Party.  The Indemnifying Party shall have the right, at its election, to defend or compromise any such claim at its own expense with counsel of its choice; provided, however, that:  (a) such counsel shall have been approved by the Indemnified Party prior to engagement, which approval shall not be unreasonably withheld or delayed; (b) the Indemnified Party may participate in such defense, if it so chooses with its own counsel and at its own expense; and (c) any such defense or compromise shall be conducted in a manner which is reasonable and not contrary to the Indemnified Party’s interest.  In the event the Indemnifying Party does not undertake to defend or compromise, the Indemnifying Party shall promptly notify the Indemnified Party of its intention not to undertake to defend or compromise the claim.

ARTICLE  IX

TERMINATION OF AGREEMENT

9.1.           Termination.  Notwithstanding anything to the contrary contained herein this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof by either Acquiror or the Company.

9.2.           Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying such termination is being made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Acquiror, Merger Sub or the Company or their respective directors, officers, employees, stockholders, representatives, agents or advisors unless and to the extent that a term or provision of this Agreement expressly survives termination.

ARTICLE  X

PARTIES

10.1.           Parties in Interest.  Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

10.2.           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given, or on the day after the date sent by recognized overnight courier service with all charges prepaid; or (b) three (3) days after being deposited in the United States mail if sent by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

(a)           If to Acquiror and Merger Sub:

Vanity Events Holding, Inc.
12555 Orange Drive, Suite 216
Davie, FL  33330

with a copy to:

Jonathan D. Leinwand, P.A.
200 S. Andrews Ave., Suite 703B
Fort Lauderdale, FL 33301

(b)           If to the Company:

Propalms LTD.
801 International Parkway
Suite 500
Lake Mary, FL 32746

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, FL 32801
Attn:  Peter E. Reinert, Esq.

or to such other address as either party shall have specified by notice in writing given to the other party.

10.3.           Affiliates.  Wherever used in this Agreement, the term “Affiliate” means, in respect to any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

ARTICLE  XI

MISCELLANEOUS

11.1.           Non-Assignability; Binding Effect.  Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto.  Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

11.2.           Nonsurvival of Representations and Warranties.  The parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of four (4) years from the Closing Date.  This Section 11.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

11.3.           Exhibits and Schedules.  All exhibits and schedules attached hereto (the “Exhibits”) shall be construed with and deemed an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  Any matter disclosed pursuant to the Exhibits shall be deemed to be disclosed for all purposes under this Agreement, and all references to this Agreement herein or in any such Exhibits shall be deemed to refer to and include all such Exhibits.

11.4.           Waiver.  No waiver by either party of any default or nonperformance hereunder shall be deemed a waiver of any subsequent default or nonperformance.  No waiver shall be effective unless in writing, and signed by the party or parties to which the performance of duty is owed.  No delay in the serving of any right or remedy shall constitute a waiver of any right or remedy.

11.5.           Independent Covenants.  The parties agree that each of the covenants and provisions contained in this Agreement shall be deemed severable and construed as independent of any other covenant or provision.

11.6.           Severability.  If all or any portion of a covenant or provision in this Agreement is held invalid, unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision, the remaining covenants and provisions shall remain valid and enforceable.  Both parties expressly agree to be bound by any lesser covenant or provision subsumed within the terms of such covenant or provision that imposes the maximum duty permitted by law, as if the resulting covenant or provision were separately stated in, and made a part of this Agreement.

11.7.           Entire Agreement.  This Agreement contains and represents the entire and complete understanding and agreement concerning and in reference to the arrangement between the parties hereto.  The parties hereto agree that no prior statements, representations, promises, agreements, instructions, or understandings, written or oral, pertaining to this Agreement, other than those specifically set forth and stated herein, shall be of any force or effect.

11.8.           Modifications and Amendments.  This Agreement may not be, and shall not be construed to have been modified, amended, rescinded, canceled, or waived, in whole or in part, except if done so in writing and executed by the parties hereto.

11.9.           Time of Essence.  The parties to this Agreement acknowledge and agree that time is of the essence with respect to the consummation of the transactions contemplated by this Agreement.

11.10.           Governing Law.  The validity, interpretation and enforcement of this Agreement shall be governed by, and construed and enforced in accordance with the local laws of the State of Delaware without giving effect to its conflicts of laws provisions, and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

11.11.           Exclusive Jurisdiction; Venue. EACH PARTY HERETO AGREES TO SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN ORANGE COUNTY, FLORIDA, FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.

11.12.           Waiver of Jury Trial.  AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

11.13.           Construction.  Each party to this Agreement has had the opportunity to consult with counsel of its choice and make comments concerning this Agreement.  No legal or other presumption against the party drafting this Agreement concerning its construction, interpretation or otherwise shall accrue to the benefit of any party to this Agreement and each party expressly waives the right to assert such a presumption in any proceedings or disputes connected with, arising out of, or involving this Agreement.

11.14.           Section Headings.  The titles to the numbered sections in this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of said covenants or provisions set forth herein.

11.15.           Counterparts.  This Agreement may be executed by each party upon a separate counterpart, and in such case one copy of this Agreement shall consist of enough of such copies to reflect the signature of all of the parties to this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

11.16. No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any person.  The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

11.17 Exclusivity.  Prior to the termination of this Agreement or until December 31, 2013, the Company shall not, permit any of its agents or affiliates to, except with respect to Acquiror and Merger Sub, directly or indirectly, solicit, encourage, initiate or participate in any negotiations or discussions, provide any information in relation to, or enter into or authorize any agreement in fact or in principle with respect to the acquisition of (i) all or a substantial part of Company’s business or (ii) of an interest in Company, whether by purchase of a controlling stock interest, merger, consolidation, purchase of assets, tender offer or otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger and Reorganization as of the date first set forth above.

Acquiror:

VANITY EVENT HOLDING, INC.,
a Delaware corporation

By:/s/ Philip Ellett

Philip Ellett, CEO

Merger Sub:

VAEV Merger Sub, Inc.,
a Delaware corporation

By: /s/ Philip Ellett

 Philip Ellett, CEO

[Remaining Signatures Appear on Following Page]

Company:

PROPALMS LTD
a United Kingdom corporation

By:/s/Robert Zysblat

 Robert Zysblat, President

By:_/s/Owen Dukes

 Owen Dukes, CEO

List of Exhibits and Schedules

Exhibit	Description

Exhibit A	Company Financial Statements

Schedule	Description

Schedule 3.4	Capitalization
Schedule 3.6	No Breach of Statute or Contract
Schedule 3.8	Absence of Undisclosed Liabilities
Schedule 3.9	Absence of Certain Changes
Schedule 3.10	Taxes
Schedule 3.11	Contracts; Insurance
Schedule 3.12	Litigation
Schedule 3.13	Liens and Encumbrances
Schedule 3.14	Compliance
Schedule 3.17	Permits and Licenses
Schedule 3.18	Banking Arrangements
Schedule 3.20	Employee Benefit Plans
Schedule 4.3	Subsidiary
Schedule 4.4	Capitalization
Schedule 4.6	No Breach of Statute or Contract
Schedule 4.8	Financial Statements
Schedule 4.11	Consents
Schedule 4.12	Litigation
Schedule 4.14	Absence of Certain Changes
Schedule 4.15	Taxes
Schedule 4.16	Contracts; Insurance
Schedule 4.17	Liens and Encumbrances
Schedule 4.18	Claims Against Intellectual Property
Schedule 4.19	Compliance
Schedule 4.21	Accounts and Notes Receivable
Schedule 4.22	Permits and Licenses
Schedule 4.23	Banking Arrangements
Schedule 4.25	Employee Benefit Plans
Schedule 4.28	Convertible Notes
Schedule 4.30	Related party Transaction
Schedule 6.1(g)	Preferred C Designation
Schedule 6.2(e)	Opinion of Counsel
Schedule 6.2(l)	Ellett Termination Agreement
Schedule 6.2(n)	Amendments to Convertible Notes
Schedule 6.2(o)	Securities Purchase Agreement (CP US)

Exhibit A

Company Financial Statements

Schedule 3.4

Capitalization Structure (Propalms)

See attached.

Schedule 3.6

Breaches of Contracts and Applicable Laws (Propalms)

None.

Schedule 3.8

Debt Structure (Propalms)

See attached.

Schedule 3.9

Material Changes (Propalms)

None.

Schedule 3.10

Tax Issues (Propalms)

See attached.

Schedule 3.11

Existing Contracts and Insurance Policies (Propalms)

See attached.

Schedule 3.12

Litigation (Propalms)

None.

Schedule 3.13

Lien contests (Propalms)

See attached.

Schedule 3.14

Compliance (Propalms)

None.

Schedule 3.17

Licenses and Permits (Propalms)

(1)           Microsoft GOLD Certified Partner
(2)           VMware Technology Alliance Partner
(3)           HP Developer & Solution partner
(4)           CryptoCard
(5)           Fujitsu America Select Partner program

Schedule 3.18

Bank Accounts (Propalms)

Schedule 3.20

Employee Benefit Plans (Propalms)

See attached.

Schedule 4.3

Subsidiaries (Vanity)

VAEV Merger Sub Inc.

The following subsidiaries are no longer active and have been administratively dissolved

 Vanity Events, Inc.  (Delaware)
America’s Cleaning Company  (Delaware)
 Vanity Licensing, Inc.   (Delaware)

Schedule 4.4

Stockholders (Vanity)

See attached.

Schedule 4.6

Breaches of Statutes/Contracts (Vanity)

None.

Schedule 4.8

Financial Statements (Vanity)

See attached.

Schedule 4.11

Required Consents (Vanity)

Consent of the Board of Directors.

Schedule 4.12

Litigation (Vanity)

None known other than as disclosed in the Company’s SEC filings.

Schedule 4.14

Material Changes (Vanity)

None.

Schedule 4.15

Tax Issues (Vanity)

None.

Schedule 4.16

Contracts and Insurance Policies (Vanity)

The Crexent, LLC  Lease $524.70 per month, expires on April 30, 2014

D&O Insurance Policy #11225503 expires October 3, 2014
Financed with Bank Direct 8 payments of $1,676.72 remain

MDM Worldwide Solutions
XBRL Mapping/Filing $1750.00 per filing

Bedinger & Company
2013 Annual Audit $30,000-35,000
2014 Quarterly Reviews $2,500
2014 Annual Audit $28,000-32,000

Catherine Sulawske-Guck
Consulting Agreement

IBC Settlement Agreement & Stipulation $426,908.03

JLM Development
JLM Development Proposal dated September 18, 2012 including budget of $125,000 Stock Issue

Schedule 4.17

Lien Contests (Vanity)

None.

Schedule 4.18

IP Claims (Vanity)

None.

Schedule 4.19

Breaches of Statutes/Contracts (Vanity)

None known other than as disclosed in the Company’s SEC filings.

Schedule 4.21

Accounts Receivable (Vanity)

None known other than as disclosed in the Company’s SEC filings.

Schedule 4.22

Permits and Licenses (Vanity)

The Company has obtained a valid Certificate of Good Standing from the State of Delaware dated December 27, 2013 as well as authority to conduct business in Delaware.

Schedule 4.23

Banking Accounts (Vanity)

Schedule 4.25

Employee Benefit Plans (Vanity)

None.

Schedule 4.28

Convertible Debentures (Vanity)

Schedule 4.30

Affiliate Transactions (Vanity)

None other than as disclosed in the Company’s SEC Filings.

51